Exhibit 99.1

PRESS RELEASE

For Immediate Release

WILLIAM GROUNDS ELECTED

TO MGM RESORTS INTERNATIONAL

BOARD OF DIRECTORS

LAS VEGAS, February 12, 2013 — MGM Resorts International (NYSE: MGM) announced today the Company’s Board of Directors has elected William Grounds to serve as a member of its Board of Directors.

Chairman and CEO Jim Murren said, “We welcome Bill Grounds and look forward to working with him as a member of our Board of Directors.  Bill has tremendous international development experience. He has demonstrated his strong business background serving as the Las Vegas representative of Infinity World, while working with us during the development and opening phases of our CityCenter joint venture.”

Mr. Grounds is a Director and President of Infinity World Development Corp. (Infinity World), an affiliate of Dubai World.  He serves as a member of the Board of Directors for CityCenter Holdings, LLC; Infinity World; and Grand Avenue LA.  Prior to joining Infinity World, Mr. Grounds served as CEO of Property and Finance for MFS Group and has held various senior positions in real estate management throughout his career.

Infinity World Investments LLC and its affiliates currently own approximately 5.3% of the outstanding common stock of the Company.  MGM Resorts and Infinity World each own a 50% interest in CityCenter in Las Vegas.

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MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company also owns 51% of MGM China Holdings Limited, which owns the MGM Macau resort and casino and is in the process of developing a gaming resort in Cotai, and 50% of CityCenter in Las Vegas, which features ARIA resort and casino.  For more information about MGM Resorts International, visit the Company’s website atwww.mgmresorts.com.

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	News Media
DANIEL D’ARRIGO	ALAN M. FELDMAN
Executive Vice President, CFO & Treasurer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 891-1840 or afeldman@mgmresorts.com

MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.8770 • mgmresorts.com